Exhibit 99.2
FINAL TRANSCRIPT
Conference Call Transcript SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call Event Date/Time: May 24, 2011 / 03:00PM GMT
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Final Transcript
May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call

CORPORATE PARTICIPANTS
Joe Sanderson
Sanderson Farms, Inc. — Chairman and CEO
Mike Cockrell
Sanderson Farms, Inc. — CFO
Lampkin Butts
Sanderson Farms, Inc. — President and COO

CONFERENCE CALL PARTICIPANTS
Christina McGlone
Deutsche Bank — Analyst
Akshay Jagdale
KeyBanc Capital Markets — Analyst
Heather Jones
BB&T Capital Markets — Analyst
Vincent Andrews
Morgan Stanley — Analyst
Tom Pulche
Castle Hill — Analyst
Stephen Share
Morgan Joseph — Analyst
Ken Goldman
JPMorgan — Analyst
Christine McCracken
Cleveland Research Company — Analyst
Ken Zaslow
BMO Capital Markets — Analyst
PRESENTATION
Operator
Good day, everyone, and welcome to the Sanderson Farms, Inc. second-quarter 2011 conference call. Today’s call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Joe Sanderson. Mr. Sanderson, please go ahead, sir.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Thank you. Good morning and welcome to Sanderson Farms’ second-quarter conference call. We issued a news release this morning announcing a net loss of $16.3 million or $0.74 per share for our second fiscal quarter of 2011. This compares to net income of $35.1 million or $1.62 per share during last year’s second quarter. The $16.3 million loss for the second quarter included an adjustment of $4 million net of income taxes or $0.18 per share to our live inventories to reflect the value of those inventories at the lower of cost to market.
I will begin the call with some general observations. But before I do, I will ask Mike to give the cautionary statement regarding forward-looking statements.
Mike Cockrell - Sanderson Farms, Inc. — CFO

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May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
Thank you, Joe, and good morning to everyone. This morning’s call will contain forward-looking statements about the business, financial condition, and prospects of the Company. The actual performance of the Company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties.
These risks and uncertainties are described in our most recent annual report on Form 10-K and in the Company’s quarterly report on Form 10-Q filed with the SEC this morning in connection with our second fiscal quarter ended April 30, 2011. You are cautioned not to place undue reliance on forward-looking statements made this morning and each such statement speaks only as of today. We undertake no obligation to update or to revise our forward-looking statements.
External factors affecting our business such as grain costs, market prices for poultry meat, and the health of the overall economy, among others, remain up volatile. And our view today might be very different from our view a few days from now.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Thank you, Mike. Three general factors drove our results for this quarter. First, our sales volume of fresh chicken was up slightly compared to last spring’s volume and reflected our new production in North Carolina. And our inventory of processed poultry increased as a result of our timing of export shipments.
Second, our feed cost per pound for fresh chicken rose significantly during the quarter compared to last year’s second quarter. And finally, our net sales price per pound of fresh chicken sold with lower by just under $0.01 per pound during this year’s second fiscal quarter when compared to last year’s.
While lower overall, market prices for fresh chicken were mixed during the quarter. The average Georgia dock price was slightly higher during the quarter than last year’s, reflecting continued strong retail demand. Export demand during the quarter was improved compared to last year when US poultry meat was banned from Russia. And as a result, leg quarter market prices improved.
Prices for boneless breast meat, wings, and tenders from our food service plants, however, were much lower during the quarter than during last year’s second quarter. Most all of the fresh white meat produced at our Big Bird plants is consumed away from home and demand for that product continues to be soft and there’s simply too much supply of that product on the market relative to demand.
Furthermore, it is difficult to imagine how food service demand could change materially in the face of continued high unemployment and high-priced gasoline.
Cash market prices for corn were much higher during the quarter than during last year’s second fiscal quarter and were higher than during our first fiscal quarter of this year. Likewise, our feed costs and flocks sold were also higher. The increase in corn costs were in addition to higher soybean meal prices. While the March planting intentions report indicated a near record number of corn acres and only slightly fewer soybean acres for this year compared to last year, planting progress reports indicate that weather has slowed planting progress.
In addition to slow planting progress and floods along the Mississippi River are raising concerns that actual acres planted in corn could be lower than what farmers intended to plant. Weather concerns will likely contribute to even higher than normal volatility this summer as there is no room for error in this year’s grain crops.
We indicated during our first-quarter conference call in February that our grain needs remain largely unbought. As many of you will recall, the grain markets dropped significantly following the tragic earthquake and resulting tsunami in Japan in March. During that time, we priced much of our corn and soybean meal needs through July. However we have little priced past July.
Given what we priced in March and where futures prices closed yesterday on the Chicago Board of Trade, had we priced all of our needs through the end of the fiscal year yesterday, cash, corn, and soybean meal prices during fiscal 2011 would be $338.7 million higher than a year ago. This price includes the additional volume of grain we will need to purchase this year to feed the additional chickens we have on the ground in North Carolina. These higher costs would translate into an increase in the cost per dressed pound of poultry of just over $0.11 per pound for the year.
In addition to our costs, we will be closely watching the chicken markets and production numbers. Until two weeks ago, egg sets have trended above a year ago but remain below historical averages. Egg sets have been slightly lower than a year ago for the past two weeks. Given continued

Final Transcript
May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
high unemployment and the fact that American consumers are spending much of their extra cash to fill up their gasoline tanks with $4 gasoline, I expect continued weakness in food-service demand.
I am pleased to report that progress continues at our Kinston, North Carolina facility. We began processing chickens at the plant in January and the plant is currently operating at 25% capacity. We began processing on the second line last week and we remain on schedule to reach full capacity in January 2012.
We also remain committed to the second plant in North Carolina, which will be a Big Bird deboning plant. However, our plans for that second plant remain on hold pending better visibility on market conditions.
At this point I will turn the call over to Lampkin for a more detailed discussion of the market and our operations during the quarter.
Lampkin Butts - Sanderson Farms, Inc. — President and COO
Thank you, Joe. As Joe mentioned, market prices for poultry products were mixed during the quarter when compared to our second quarter last year. The average Georgia dock price during our second quarter was 2% higher than last year’s second quarter, averaging $0.859 per pound during the quarter compared to $0.842 per pound last year.
The Georgia dock price for this week is $0.865 per pound which compares to $0.8675 per pound for the same week last year. The Georgia dock price reflects continued strong demand for fresh chicken in retail grocery stores.
Bulk leg quarter prices were higher for the quarter compared to last year’s second quarter. Export volume to Russia was nonexistent during the second quarter last year and the resumption of exports to that important customer contributed to an overall 3.6% increase in exports of broiler parts for the calendar year through April for our industry.
Bulk leg quarter prices averaged $0.414 per pound during our second quarter this year compared to $0.352 per pound last year, an increase of 17.7%. Urner Barry bulk leg quarters are currently quoted at $0.48 per pound.
Prices for jumbo wings remained very weak during our second fiscal quarter. Jumbo wings averaged $0.712 per pound, down 45.5% from the average of $1.31 during last year’s second quarter.
Boneless breast prices were also lower during our second quarter, decreasing by 10.6% when compared to the second quarter a year ago. This year’s average Urner Barry price of $1.34 per pound compares to an average of $1.50 per pound during last year’s second quarter. Today the Urner Barry quoted market for boneless breast is $1.32 per pound.
The overall results of these market price changes was a decrease of $0.009 per pound and our average sales price per pound of chicken sold. While market conditions are challenging, our operating performance during the quarter was solid and I am pleased with the performance of our growers, managers, and employees.
We sold 670.7 million pounds of poultry during the second quarter, a slight increase from the 669.9 million pounds sold during last year’s second quarter. We processed 679.8 million pounds of dressed poultry during the quarter, up 3.8% from the 654.6 million pounds we processed during last year’s second quarter. That is higher than our previous guidance and reflects higher bird waste than we had estimated.
For the first six months of the year, we sold 1.3 billion pounds of poultry products compared to 1.25 billion last year and processed 1.34 billion pounds this year compared to 1.25 billion last year. We now expect to process approximately 2.74 billion pounds of fresh chicken this year, an increase of approximately 7% compared to 2010.
We estimate we will process approximately 699 million pounds in our third quarter and 711 million pounds during our fourth quarter. Both estimates could be impacted by weather, bird performance, and other factors.
Sales at our prepared foods division during the second quarter continued to reflect the weak food service market. We sold 27.1 million pounds of processed chicken from our foods division through the first half of this year compared to 29.2 million pounds through the first half of last year. The average sales price also fell from $2.02 per pound last year to $1.97 per pound this year.

Final Transcript
May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
Despite the challenging market conditions we face and will continue to face for the short term, we remain confident in our strategy and our operations. We have a strong balance sheet that will see us through this cycle and seasoned managers who have our confidence to provide operational excellence.
At this point, I will turn the call over to Mike Cockrell.
Mike Cockrell - Sanderson Farms, Inc. — CFO
Thank you, Lampkin. The 1.6% decrease in net sales for the quarter to $479.3 million from $487.1 million last year was the result of a decrease in our sales price per pound of $0.009 per pound or 1.3% and that was offset very slightly by an increase in pounds of poultry products sold.
As Lampkin mentioned, our inventory of processed poultry increased significantly during the quarter. The value of processed inventory at April 30, 2011 was $19.2 million more than at October 31, 2010. Approximately 63% of that increase was attributable to the timing of export sales and approximately $778,000 of the increase was the result of added volume at Kinston.
As Joe indicated, our net loss for the quarter included a net charge of $4 million or $0.18 per share to reduce our live inventory values to the lower of cost or market. This charge consists solely of an adjustment to the value of our live inventories.
I remind you that generally accepted accounting principles require that our live inventories be recorded on our books at a lower cost or market. As we did at the end of the first quarter, we estimated the expected cost to finish our live inventory and compared that cost to expected market value of the end products. This exercise led us to believe that the projected cost to complete our live inventory to maturity would be greater than the ultimate sales price.
We made a similar adjustment at the end of our first quarter that ran through our cost of sales during the quarter as a reduction in our beginning inventory. Absent that inventory adjustment, the 16.3% increase in our cost of goods sold for the three months ended April 30 as compared to the same three months during fiscal 2010 was a result of an increase in feed cost per pound of poultry products sold of $0.113 or 41.3%.
Feed costs accounted for 54.5% of our poultry products — cost of poultry products sold during the quarter and that compares to 47.6% last year. Our non-feed related cost of poultry sales increased $0.022 per pound and that was the result of our higher cost of sales at our Kinston, North Carolina plant.
Absent the higher cost at Kinston, which of course will continue until that plant reaches full production, our non-feed related cost of poultry sales per pound would have been flat with last year’s second quarter and actually down slightly for year-to-date numbers.
The $1.6 million increase in SG&A expenses for the first half of the year reflects an increase of $3.4 million in administrative cost at Kinston, which costs were booked as SG&A until the plant began operating in January. That was offset by the absence of any accruals for an [ESOP] contribution in this year’s numbers which were present in last year’s numbers.
Interest expense increased from $1.2 million to $1.5 million during the quarter. The Company’s effective tax rate for the quarter and for the first six months ended April 30, 2011, was 31.8% and 34.3% respectively. And for the balance of the year, we expect a tax rate of 34.3%.
During fiscal 2011, we now expect to spend $50.6 million on CapEx projects and that includes $14.3 million for our new Kinston facility. Our depreciation and amortization during the first half of the fiscal year totaled $24.2 million and we are on pace to meet our approximately $49 million in depreciation and amortization for the full fiscal year.
Rufus, that’s completes our prepared remarks for this morning and we will now open the call for questions.
QUESTION AND ANSWER
Operator
(Operator Instructions) Christina McGlone, Deutsche Bank.

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May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
Christina McGlone - Deutsche Bank — Analyst
Good morning. Can you hear me? Joe, I guess first question, when you talked about a bit higher production in the quarter than what you had guided because of weights, was that — I guess what happened there? Why were weights higher than you expected?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
It was just spraying, growing — excellent growing conditions. It was nothing that we particularly targeted. We just had March and April, the birds were just a little bigger than they were during the winter quarter.
Christina McGlone - Deutsche Bank — Analyst
Is that — will that come down now or is that going to — that’s the new run rate?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
I think it will come down as soon as we get hot weather. We’ve already seen it come down I believe Texas, Waco has already — are the weights off in Waco yet? Well, as soon as we get hot weather, probably June, July, and August, our weights will come off.
Christina McGlone - Deutsche Bank — Analyst
Okay and then if I look at where spot prices are for chicken now and think about seasonal trends and then look at the corn and soybean meal futures curve, it looks like there will be another year where I would be projecting losses based on that trend. And usually when you have these cycles there’s a year of losses and a year of recovery, but it doesn’t seem that the recovery, from what we can see today is happening. So I guess when you talk about adhering to your long-term strategy, how much pain can you take before it would jeopardize your ability to execute your long-term strategy?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Well, we are not going to challenge our balance sheet. But if you’ll note our balance sheet, we had right at $600 million equity and $400 million on our revolver. So we don’t — we are not changing anything as of today. My judgment is that we are not going to be foolish with our balance sheet, first, that’s rule number one for us.
Number two is my judgment is that there will be some others that are going to have to make some adjustments that I believe cuts will be forthcoming in our industry based on the losses we see in Agri Stats. But just like we put this second Carolina plant on hold, we did that so we wouldn’t challenge our balance sheet and it will stay on hold until we are confident that we can execute that strategy without challenging our balance sheet.
Christina McGlone - Deutsche Bank — Analyst
Okay, thank you. I guess to that point about the industry and Agri Stats, why do you think chicken prices haven’t seasonally come up, especially with beef and pork, especially pork prices being high? What is holding it back relative to the other meats?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
I think there’s ample supply of poultry meat out there. I think headcount is up 1% or 2% and pounds are up 2% or 3%. When you put that together and you put a struggling consumer, one that’s — with the 13 million or 14 million people out of work and some underemployed and I have said this from the beginning, I believe people are going to — I never believed that people were going to buy all chicken. They’re going to buy some beef, some pork, and some chicken. And we still face weak food service and we have said that from the beginning and I still believe that.

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May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
If you’ll look at the inventory, what happened with frozen food — frozen inventories, I guess it was the last month or the last couple of months — April, you’ve still got a huge inventory of wings in the freezer and breast and leg quarters in the freezer.
And I don’t think food service is going to improve and that means breast meat and tenders and wings until people go back to work. And we have said that I think since May of ‘08.
Christina McGlone - Deutsche Bank — Analyst
Okay, I guess last question, there’s a lot of weird activity with basis going on now I guess with the rivers and I’m curious if we should be pumping up our basis assumption for your corn from here on out until we get the new crop?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Actually I don’t have the date, but we bought 90% of our basis for corn and soybean meal for the year back in the fall. I don’t know exactly what — when we bought it, but we bought it early on. Maybe it was — was it in the fall? November, December. We bought all of our basis for — 90% of it back early on, so we are not affected by that.
Christina McGlone - Deutsche Bank — Analyst
Okay, perfect. Thank you.
Operator
(Operator Instructions). Akshay Jagdale, KeyBanc Capital Markets.
Akshay Jagdale - KeyBanc Capital Markets — Analyst
Good morning. Joe, I just wanted to ask you about your expectations for production costs. You said that on the call today and publicly a few months ago as well I believe, what makes you feel confident that we are going to see cutbacks? We have seen losses in the spot calculation that we track. And you are saying you see it in Agri Stats, but has it taken longer than you expected and can you help me understand when you expect these cutbacks to come?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
It has not taken longer. We think people want to — historically we get an improved market in June and July and I think people, industry participants expected that and I think they wanted to carry their production into June and July and see if the market would reward them for that it appears right now. We were very conservative on this inventory adjustment. We do not see right now today as of yesterday and today very much of a — and our inventory adjustment is only for May and June. Broilers on the ground as of April 30.
Based on what we can see as of yesterday and today, we do not see much of a market recovery into June, past June we don’t know. But my judgment is people were expecting the market to recover, to improve, not recover, improve, which it normally does in June and July. If that does not happen — and if you’ll look at egg sets, last May egg sets started going up in May. They haven’t this year and I don’t expect them to. I think 207, 208 is the number and I think they are going to keep them at that number.
And then once you get past July 4, if — I think then you will start seeing reduced egg sets. Whether or not that’s going to be enough to cover $7 corn and $350 meal, I don’t know. Typically in my experience the first cut is not enough and you go back and look at 2008, I think the industry started cutting back maybe in June and that cut back was not enough and then they made another cut in the late fall and I believe the industry became profitable in January.

Final Transcript
May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
Don’t hold me to that, but I believe that’s what happened. I expect a cut sometime this summer and it may not be enough to cover our costs, but then there will be another cut that will and it will happen because of bankers and balance sheets.
Akshay Jagdale - KeyBanc Capital Markets — Analyst
That’s helpful, very helpful, Joe. Just if I may just follow on on that thought, how do you think of the magnitude of the cut back that we need, that the industry needs to recover costs? The data suggests that costs per pound are going to be up $0.12, $0.10 to $0.12 a pound, so that would imply revenue per pound would need to be up double-digit next year, which is kind of unprecedented for the industry. So would it be fair to assume that you would need a pretty significant cut back?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
I think you will need a significant cut back, but, you know, if you look at the numbers where we are right now, the only — the big lick would have to be the Georgia dock.
Moving wings up significantly, moving boneless breast meat up significantly from these levels would not be a hard thing to do. I don’t think you would get — I don’t think you would get the — I don’t think you would get consumer resistance. The Georgia dock would be the one that — moving it from 86 to — I don’t know what the losses are running in — do you have sensitivity chart over there?
I don’t really know what you would need to get on the Georgia dock but the one that would be problematic to me would be probably the Georgia dock to get to levels where they get to 2010 returns, for example, which is what you need to do to put this year behind you and repair balance sheets.
But to get boneless breasts to $1.80 and to get leg quarters $0.48 and $1.20 wing, I’m not sure that those numbers work out. Don’t hold me to that. I’m just giving you numbers off the top of my head. I don’t think those numbers are somewhere near there and I’m talking about average that for the year. I don’t think you meet consumer resistance at those numbers.
Akshay Jagdale - KeyBanc Capital Markets — Analyst
To you, what is significant just round numbers? What kind of production cut back would you consider significant?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
I don’t have the — I don’t know a number. My feeling is are you going to have — the industry would do one cut back and it’s probably not enough and then they do another one. And that’s typically how it works.
Akshay Jagdale - KeyBanc Capital Markets — Analyst
And when would you decide to change your production plans? You have said that you would wait until the summer and typically you don’t like your debt levels to — I look at net debt to total cap. You don’t like those to get into 30% range. So if you have a similar loss like you did this quarter next quarter, you could be getting into that range where you feel uncomfortable. Am I reading that wrong?
Mike Cockrell - Sanderson Farms, Inc. — CFO
Akshay, this is Mike. Just one observation about that. A good bit of what we borrowed this quarter was to fund the significant increase in our working capital needs, to fund the inventory increase. Absent another leg up in grain, that is kind of done just when you are calculating, modeling out how much we would borrow to fund losses, this quarter we also borrowed to fund those significant inventory and working capital needs. That’s kind of a one-off deal. So just factor that in. I’m sure you did, but now I will let Joe answer your question.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO

Final Transcript
May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
Well, your losses — it isn’t what you — right now. It’s what you anticipate going forward is what you would be — would determine. It would be your outlook would determine what your cut back. We have the cut back coming which will start, I don’t know when you start — a normal fall cut back will be coming up in October, I guess, eggs at September? We will do that first.
We won’t think about a big production cut until maybe September-October, and that would be for January. But ours is going to be covered up by Kinston. So ours is not going to be meaningful anyway. Ours would be — we are not anywhere — our balance sheet is not threatened in any manner right now. We are at 20% debt to cap and we’re not going to be anywhere near 30% I don’t believe at the end of this quarter.
Akshay Jagdale - KeyBanc Capital Markets — Analyst
Perfect, I will pass it along. Thank you very much.
Operator
(Operator Instructions). Heather Jones, the BB&T Capital Markets.
Heather Jones - BB&T Capital Markets — Analyst
Good morning. I wanted to clarify, so you are saying that Sanderson specifically will do their normal seasonal cut back in September and that maybe in October, November you will do a deeper cut but that may be masked by Kinston?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
No, we will do our regular — our cuts occur in November and December, so our egg sets start in August and September. But you won’t notice it because it will be — Kinston will be — you’ll put on your fourth line in Kinston in about October or November, something. I don’t know.
Lampkin Butts - Sanderson Farms, Inc. — President and COO
The fourth line, the last leg starts in the middle of November.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
So we are cut back. You might notice it a little bit. We will make a decision. If we were going to make a production cut, that cut, we will make that decision in September or October for January.
Heather Jones - BB&T Capital Markets — Analyst
Okay. I apologize but I am not following your commentary on regarding how you think you could get — that it wouldn’t be difficult to get boneless skinless wings, etc. to prices to return to 2010 returns, but that Georgia dock would be the problem. So I’m wondering if you could elaborate for us, explain that. Because I apologize. I’m not following you as to why the Georgia dock would be the more difficult piece.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Okay, I don’t have any real numbers here in front of me, so it is a little difficult to do this. But we calculated at one point — this was back in the first quarter I guess and it’s more now. To get back to 2010 margins, we had to get $0.10 a pound on all products. Now it’s more than that. It’s you probably got to get $0.15 a pound on all products. You’ve got $0.11 a pound increase?
Mike Cockrell - Sanderson Farms, Inc. — CFO

Final Transcript
May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
Yes, not quite that much, but in the ballpark.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
In the ballpark. You’ve got to get $0.15 a pound on all product. You are not going to get $0.15 a pound on backs and necks and livers and gizzards and so $0.25 a pound, you are not going to get — they are going to go unchanged. So you’ve got to get more on your primal products. You’ve got to get it on breasts, tenders, wings, and leg quarters.
So that’s easy to see on boneless breasts, tenders, wings, not so much — you’re probably not going to get $0.15 a pound on leg quarters. They are at $0.48 and they kind of hit a wall at $0.50. So you’ve got to get it on wings; they are at $0.75 roughly. And I don’t think you go to $1.20 if you have less production, $1.20, you are fine. Wing — boneless breasts at $1.80 or $1.75 and tenders at $1.75, those don’t run customers off. (multiple speakers) get consumer resistance there.
But to take the Georgia dock from $0.86 and move it up $0.15 to $1, we have never been there before.
Heather Jones - BB&T Capital Markets — Analyst
Okay, I get what you’re saying.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
That’s my point. You might could move boneless breasts in a tray up, split breasts, drums and thighs and wings, you might could move those products up to $0.15. But the Georgia dock has never been to $1. That was my point I was making.
Heather Jones - BB&T Capital Markets — Analyst
Okay, I’ve got another question. Wondering if you have a sense and I don’t know if you can get this exact but if you have a sense of how much of the weakness in boneless skinless pricing is attributable to the weak food service demand and how much is attributable to just greater big bird production in general in the industry?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
I think it’s some of both. I think the food service demand is the key, though. I mean, this weak food service demand has been with us for three years now and we just don’t see any change in it either from a prepared foods plant or mainly from our fresh. We just haven’t seen one bit of improvement there. And then on top of that, we know we have more pounds. I have not seen April’s production. Have you all seen April yet?
Mike Cockrell - Sanderson Farms, Inc. — CFO
No.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
The USDA comes out today or tomorrow, but we haven’t seen it. But every month we have had 1% or 2% more head and some more live weight increase, so it’s some of both.
Heather Jones - BB&T Capital Markets — Analyst
Right, and I know this is speculative, but let’s assume the economy recovers and food service demand returns. Given this greater production of big birds, do you believe that quote unquote normalized profitability for big birds is — not impaired in the sense of it’s low but impaired relative to the levels it enjoyed a few years ago?

Final Transcript
May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
I would like to do what I did last year.
Heather Jones - BB&T Capital Markets — Analyst
Right — I’m talking normalized (multiple speakers)
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Last year was spectacular. I mean — and 2009 was spectacular and this year we just got a little — a few more pounds and it’s not even where — of course, we got grain. But the demand is — the boneless, the price for boneless breast meat I believe is down $0.30 a pound from where it was a year ago in this month right now.
I think it was $1.59 average in May and $1.69 average in June of last year on the board down there in the sales office. And we are at $1.32. I think I’m right or I’m within $0.10 a pound of it. And that — continued demand is no worse I don’t think. We’ve got 3% or 4% or 5% more pounds.
I don’t think — there’s 1% or 2% more head, which ought to — that population growth and everything but you’ve got — I don’t know how many more pounds there are.
Lampkin Butts - Sanderson Farms, Inc. — President and COO
This increase in birth weight we don’t think is the result of a lot of people converting plants to that. There has been a — Pilgrim cranked up that one in Georgia but the rest of it is people in that — people that are already in big bird raising a heavier bird. It’s not plants converting to that.
Heather Jones - BB&T Capital Markets — Analyst
Right, right but given — but if there’s a greater proportion of production now that’s big bird and I’m saying like in a normal year, do you think big bird profitability is maybe, I don’t know, $0.02 or $0.03 a pound less than it used to be, say, five years ago?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
No, no.
Heather Jones - BB&T Capital Markets — Analyst
Okay and my final question is last year around July through September, boneless skinless went crazy because of the extreme heat in the Deep South.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
August and September —
Heather Jones - BB&T Capital Markets — Analyst
Okay, August (multiple speakers) So given higher production, given what seems to be weaker demand and then those comparisons, are you anticipating pretty substantial year-on-year declines in boneless skinless pricing later for August and September?

Final Transcript
May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
It depends on the heat and we — it looks like to me based on egg sets and what I think is going to happen on egg sets, we might have 2% fewer head if these egg sets keep running just 200 — have you — last year the industry was putting out — setting 210 million, 211 million head in May and I think we are running 207 million, 208 million. You’re going to have 1% or 2% fewer head I believe in August and September than you had a year ago.
Heather Jones - BB&T Capital Markets — Analyst
So it might offset the comparison issue with the heat?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Well, not totally. It’s been just — I don’t know what the heat is going to do. It hadn’t gotten — we are at 91 degrees, 92 degrees down here right now, which we can handle. But last year beginning in July, we were running 100 degrees every day and 105 in Texas. And 100 — North Carolina was even hot last year running 100 degrees. So it got everybody but that’s just totally dependent on the weather.
Heather Jones - BB&T Capital Markets — Analyst
Okay, thank you.
Operator
Vincent Andrews, Morgan Stanley.
Vincent Andrews - Morgan Stanley — Analyst
Thank you and good morning, everyone. Joe, I wanted to ask you just on some of your comments, you made it sound like the first cut was going — it would come. It wouldn’t be enough. The second cut would get the industry back to breakeven. Now is there a third cut that comes after that that gets you to those 2010 levels?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
What I meant was the first cut is typically not enough. They don’t — nobody knows what the right number is and they just — the first cut is not enough. It takes the second cut usually to get you where you are going. I didn’t mean it gets you back to breakeven. If I said that, I misspoke. Generally the first cut is — nobody knows what the right number is and you make that first cut and I think — let me look at this just a minute.
I think if you look at egg sets back in 2008, the first cut, that was when the grain was so high. The first cuts came in June and egg sets dropped from 218 million down to 210 million. And then the next set of cuts came in the fall, in September, and they went from 210 million down to 190 million and this was September they dropped down to 193 million, 198 million, and I guess those were Christmas, but you got down to 200 million eggs by December. And it took two rounds and I think the industry started making money in January.
But there were kind of two rounds of cuts going on. That was a radical situation and plants were closing and a lot of different things were going on at that time that are not happening now. But I think — I just think there will be — nobody knows what that number is going to be. But I misspoke if I said it would take you to breakeven.
Vincent Andrews - Morgan Stanley — Analyst

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May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
Fair enough. I guess what I am really trying to get at is do you think if you assume $7 corn and $3.50 meal, do you think the industry can get back to those normalized levels of profitability given that weights are probably higher this summer with the weather, pork and beef prices are coming down, there’s some risk — we don’t have a football season or we have a shortened season?
Do you really believe that next year we can get back to those 2010 levels of profitability if commodity prices stay where they are? Or do we need to see people exit the business? Does something larger need to happen than what typically happens with two rounds of cuts?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Yes, I think you — if you don’t, people can’t stay in business.
Vincent Andrews - Morgan Stanley — Analyst
Well, they can stay in business if they are EBITDA breakeven, right?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Well —
Vincent Andrews - Morgan Stanley — Analyst
That seems to be a level where the industry gains comfort. I guess that’s my concern.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
I just think balance sheets, there’s some balance sheets out there that are so far along right now that I think you have to return to some profitability. And I think as people exit or go bankrupt and refinance or something, something is going to have to happen and it’s going to take some cut back under this scenario and if we are — I don’t know what the grain market is going to do, but it looks like it’s setting up for high-priced grain for next year based on these late plantings and probably losing a little bit of acreage.
And if that’s so, then there will have to be cut backs. And yes, I think you can get back to 2010 profitability levels.
Vincent Andrews - Morgan Stanley — Analyst
Okay, thank you very much. I’ll pass it along.
Operator
[Tom Pulche], Castle Hill.
Tom Pulche - Castle Hill — Analyst
Could you just clarify what you — you mentioned working capital build up was one time. So just of the $160 million of cash you used in the first half, how much of that was devoted to what you would consider a one-time investment in working capital in the new plant?
Mike Cockrell - Sanderson Farms, Inc. — CFO
Our inventories were up $60 million through the first half of the year. And as I mentioned in the prepared remarks, most of that is because of live inventory increases. And when I say it’s one-off, I mean if corn and soy have leveled out, and as Joe mentioned, we have got our corn and soy

Final Transcript
May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
priced at least through July, if they don’t leg up again, you won’t have to refund that. That is what it is. So $60 million of it funded the inventory increase.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
You had two — how much — what was Kinston? 700 million — I mean $700,000. It’s all live inventory.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Yes, that’s all — that’s live inventories and it just reflects the higher priced grain that those chickens are eating.
Tom Pulche - Castle Hill — Analyst
How much was Kinston (multiple speakers)
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
You will have some growth in live inventory in Kinston, but it won’t be — it will be nominal and you will have some growth in receivables. But it will be nominal.
Tom Pulche - Castle Hill — Analyst
Okay, can you tell us what the draw on the RC is now, the credit facility is now, and your cash?
Mike Cockrell - Sanderson Farms, Inc. — CFO
Yes, so far this year, we have borrowed $92 million through the end of the first — excuse me — through the end of the second quarter we have borrowed $92 million on the revolver and of course at the end of last fiscal year, we had nothing outstanding on the revolver. So all of that is this year.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
You have right at $400 million left on the revolver.
Tom Pulche - Castle Hill — Analyst
Got you, and that went up a little bit I guess. According to the Q, it’s up like to 118 in May?
Mike Cockrell - Sanderson Farms, Inc. — CFO
That’s correct, since the end of the quarter.
Tom Pulche - Castle Hill — Analyst
Is your cash pretty much near that $1.7 million or $1.1 million?
Mike Cockrell - Sanderson Farms, Inc. — CFO

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May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
Yes, yesterday we had $7 million I think in the bank.
Tom Pulche - Castle Hill — Analyst
Okay. Thank you very much.
Operator
Steven Share, Morgan Joseph.
Stephen Share - Morgan Joseph — Analyst
Good morning. Just a question for you, Mike. On the $92 million, can you remind us what the terms on that are? What the terms are?
Mike Cockrell - Sanderson Farms, Inc. — CFO
Yes, it’s a five-year committed revolver that we entered into last spring. The revolver interest rate floats off of LIBOR depending on what our debt to cap is. There is a $60 million CapEx limitation this year plus a $10 million carry over, so $70 million this year and then it goes down to $55 million plus in the carry over going forward. There’s a debt to cap requirement that requires us to keep our debt to cap fewer than 55%. And we have a one-time right to increase that by 5% for four quarters.
Stephen Share - Morgan Joseph — Analyst
And as far as kind of where we exit the quarter, could you put me in the ballpark as far as what the rate ended up being, what the rate is now?
Mike Cockrell - Sanderson Farms, Inc. — CFO
I will get it for you. I don’t have it in front of me. I’m sorry.
Stephen Share - Morgan Joseph — Analyst
Okay. Then the question I want to talk a little bit more about was kind of the pounds produced. You’re talking about 699 in the third quarter and 711 in the fourth. I am curious what — how you come up with your weight assumption for that. Do you just assume last year’s weight give or take a little bit more? How does that decision made?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
We know the head that we are going to process, but we have — we base it off our target live weights and as happened this quarter sometimes that target live weight will be off one way or the other because of weather or good performance or bad performance of the birds because of that.
But we know the head and we just apply our target live weights to it.
Stephen Share - Morgan Joseph — Analyst
Does the target live weight vary seasonally? Or is it one number for the whole year?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
One number for the whole year on our model.

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May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
Stephen Share - Morgan Joseph — Analyst
Okay, so in other words, when we look at that 699, you had quite a bit of weight loss in the third quarter last year. It’s not — I mean, if we have another hot year, that 699 is going to maybe be too hot, correct?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Absolutely, just like our second-quarter number that we have guided toward on our last call ended up being too low, absolutely.
Stephen Share - Morgan Joseph — Analyst
Okay, so that number really is going to vary in the cold months you are going to beat it and in the hot months, you’re probably going to underperform it. That’s the way we should look at that?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Spring and fall we tend to — our birds come into the plant heavier because of the nice weather. Winter and summer they come in lighter because of the extreme weather, absolutely.
Stephen Share - Morgan Joseph — Analyst
Okay, great. Then the last question for me is just on your inventory build, that was mainly live. It looked like process moved up a little bit, though, processed poultry. Is that —
Mike Cockrell - Sanderson Farms, Inc. — CFO
It did and that number is broken out in our Q, but processed inventory, you had a little bit in Kinston, but 11 point — yes, the export, $11.5 million of it was because of a build in export product. It was just the timing of when — there were two boats that shipped right after the end of the quarter, just timing of that export.
Stephen Share - Morgan Joseph — Analyst
So it’s kind of the usual thing. It’s not any change as far as we’re trying to put more meat away or anything like that?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
No. no, as you know, we don’t do that.
Stephen Share - Morgan Joseph — Analyst
Okay, that’s what I thought. Okay, thanks a lot.
Operator
Ken Goldman, JPMorgan.
Ken Goldman - JPMorgan — Analyst

Final Transcript
May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
Good morning. I apologize in advance for the length of this question, but just to build on Heather’s question, you talked about how good things were last year in big bird deboning. But over the last 52 weeks, for birds weighing over 6.25 pounds, the biggest ones, the industry produced 23% more birds and over 32% more pounds. That’s not just a few more. That’s potentially a structural change in a very short period of time. That’s not you guys, right? That’s your competitors doing that.
My guess is they are making some kind of longer-term decision to capture some of those terrific margins that you’ve earned in that business for over a decade. So if that’s true, that means if they cut, they are probably not going back to zero in terms of big bird production.
So my question is this. Given that some of your competitors are in this big bird deboning business when perhaps they didn’t used to be, why is it impossible that even when these supply cuts come, your deboning margins never return to historical levels? I realize you will earn more earnings. You will earn more EPS because of a greater number of birds produced. I guess I’m just asking how much more difficult if at all is it to competes today with seemingly so many more producers making birds or each producer making more birds in that size? I told you it was long.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Well, you know, last — the number of participants in Agri Stats in the big bird deboning region is unchanged except for one. I guess there have been one added this year from last year until this year. I don’t know where you are coming up with your number. And what’s happened — there are two things that have happened over the last year, maybe 18 months.
As you know and as I’m not telling you anything new, we have always indicated we have had a larger bird than average in our tray pack region and in big bird region larger than average in both regions. We still do, but in the tray pack region, a lot of the tray packers have moved their bird weight up closer to us and a lot of those are above 6.25. That — they could be 6.30. They could be 6.40 and there are a lot of deboners that are not considered necessarily big bird deboners that may be processing birds 6.5 to 7, typically going to portion control food service.
Then you have another group in the big bird deboning region that may be classified 6.5 up and a lot of the people in the big bird deboning region have moved their weights up but you only have one additional participant in there. That is Douglas, Georgia. Is that not right, Bob?
Unidentified Company Representative
It may be. I’m not sure.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
I think that’s right, but the only difference today in 2007 in my judgment — I’m not talking about corn. I’m just talking about the marketplace. The only difference in today and 2007 is 13 million or 14 million or 15 million unemployed people. So 2007 is the last year we had a normal market place where everybody was working and boneless breasts was — we had good demand for boneless breasts, wings, and tenders.
Now there is more meat on the market. Agra stats has gone around and told everybody you get better yields, lower cost. You grow a bigger bird. We have been doing it for 15 years and so have some other. We are not the only ones.
But the first step besides grain is to get these people back to work and then we will be talking about returning to normal margins. But the marketplace we sell into out of our five deboning plants has been pumped for three years now.
So I can’t — there’s no way to evaluate to me the potential for big bird deboning until our marketplace returns to normal. I’m sorry that was a long answer. I apologize in advance.
Ken Goldman - JPMorgan — Analyst
No, I deserved that. I guess the one follow-up I would have on that question is you mentioned that the only difference is demand but according to the USDA, if you look at the birds over 7.75 pounds, the biggest ones —

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May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
There you go.
Ken Goldman - JPMorgan — Analyst
— the number slaughtered over the last 52 weeks compared to the same 52 weeks in 2007, up 61%. That’s a supply difference too, right?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
That can’t be right. That can’t be right.
Lampkin Butts - Sanderson Farms, Inc. — President and COO
I don’t see how that could be right either.
Ken Goldman - JPMorgan — Analyst
I’m looking at the math right here. It looks like — let me see. Let me do it real quickly here.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
That can’t be right.
Mike Cockrell - Sanderson Farms, Inc. — CFO
I can get you some numbers on that.
Ken Goldman - JPMorgan — Analyst
I have it. I might be a little off, but it’s certainly a lot bigger.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
We will double check that with another route.
Ken Goldman - JPMorgan — Analyst
Okay, let’s move on. One more question. If you had to guess based on what you are seeing in the markets for chicken and corn today, I know you don’t give guidance but I will sniff around anyway. What would your earnings be in the third quarter? Are we talking a loss of $0.25 or $1? What is more reasonable there in terms of expectations?
Mike Cockrell - Sanderson Farms, Inc. — CFO
For the third quarter?
Ken Goldman - JPMorgan — Analyst

Final Transcript
May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
Yes.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
I have no idea. It depends on — it mainly depends on the market because we know what we have got grain bulk for. And right now the market — boneless breasts is $1.32 and being heavily discounted. Tenders are coming down every day. Wings are $0.70 a pound and we have got high-priced grain in the big birds, the Georgia dock is $0.86 or $0.865. And it does not appear — the market is going to have to turn on a dime on boneless and tenders and wings and we don’t — nobody expects wings to improve in June and July, so —
Mike Cockrell - Sanderson Farms, Inc. — CFO
Steve, if you are — before we go to the next question, Steve, if you’re still on the line, you asked about the interest rate. Our all-in rate on the outstanding in the revolver is just under 2%, 197 basis points, and under our revolver for a debt to cap under 25%, we pay 175 over LIBOR. It goes up to 2 over LIBOR, 200 basis points over LIBOR between 25% and 35% debt to cap. Rufus, we will go to the next question.
Lampkin Butts - Sanderson Farms, Inc. — President and COO
Ken was on. He asked for guidance.
Ken Goldman - JPMorgan — Analyst
I didn’t get it.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Yes.
Ken Goldman - JPMorgan — Analyst
All right. Thanks, guys.
Operator
Christine McCracken, Cleveland Research.
Christine McCracken - Cleveland Research Company — Analyst
It’s not as hot as it is out there, though, fortunately. Maybe the chickens will grow faster. In any case, two follow-up questions. First, you mentioned that you didn’t think leg quarters could go a lot higher than maybe that $0.50 kind of ceiling. Are we getting any pushback? Historically at these levels we start to hear about kind of trade issues. Any risk that that happens in the second half?
Lampkin Butts - Sanderson Farms, Inc. — President and COO
Well, there’s always a risk of trade issues. We saw that last year with Russia and China. But we have always felt like $0.50 was sort of a point that we started getting some resistance in export markets for leg quarters. We — and we export demand has been very good all year and volumes up, prices up.
But we, at the end of last week, we began feeling some resistance to these prices — for June production and we just started feeling this. We are feeling like in some countries we export to that they are reluctant to put more product in inventory at the levels that we booked May production

Final Transcript
May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
for. Cash is tight for some of those customers and they don’t have the liquidity to finance $0.50 leg quarter and inventory like they do at $0.30 leg quarters.
So we are just now beginning to feel that and a week ago, we were very optimistic about June production. It’s not — this could all change again after the June 1 but right now, we are saying that this — that the dark meat market may have topped out. It could trade a little lower for June production.
Christine McCracken - Cleveland Research Company — Analyst
All right, then just in terms of domestic market, how competitive is it out there? Are you seeing any substantial discounting still relative to the quote or are you pretty —?
Lampkin Butts - Sanderson Farms, Inc. — President and COO
We are for boneless breasts and tenders, yes.
Christine McCracken - Cleveland Research Company — Analyst
How far back?
Lampkin Butts - Sanderson Farms, Inc. — President and COO
$0.20 to $0.25.
Christine McCracken - Cleveland Research Company — Analyst
And then just in terms of consolidation or potential closure of complexes, at this point are you seeing anybody shop assets? Are you starting to hear about anything being closed? Or is it still a little early for that?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
There are some assets for sale. Do we know of three? We know of three companies, small or relatively for sale. We have not — you know, there was one closed, one plant closed in Mississippi about a month ago, a small 600,000 birds a week I guess it was 300 or 350 a week. We have not heard of anything else. But there are three — we understand there are three companies marketing themselves and I think we hadn’t heard any hot rumors really like we heard earlier.
Christine McCracken - Cleveland Research Company — Analyst
Yes, like in ‘08 or even in the fall. Just then on your risk management strategy, or lack of risk management strategy on corn. I know it has been your position historically not to take a position and kind of protect yourself on basis. But I am just curious if you have considered looking at options strategies to kind of reduce your risk assuming we do have a short crop, any kind of weather issue during the growing season, why not protect yourself from that perspective given what happened this year?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Mike, do you want to answer that?
Mike Cockrell - Sanderson Farms, Inc. — CFO

Final Transcript
May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
Who, me? Christine, we just don’t do that. We just don’t feel like, I don’t feel like we are smart enough to see into the future and what could happen. You know, if this corn is going to be $7.50 next year and soybean meal is going to be $3.50. Nobody saw that tsunami coming and corn went from $7.50 down as low as $6.15 when that happened. Of course, I believe that if that’s what it’s going to be that there will be some demand destruction at some point with that. And I don’t know if there will be a lot of call for the government to take some action. I just think we are going to rely on our balance sheet and our operations and not our guess. I just — we — I don’t feel like we need to be guessing that much. That’s our answer.
Christine McCracken - Cleveland Research Company — Analyst
Thanks.
Operator
Ken Zaslow, BMO Capital Markets.
Ken Zaslow - BMO Capital Markets — Analyst
Good afternoon, everyone. What percentage of the companies out there in the chicken world do you think is actually their balance sheets are in jeopardy? The three small ones, but in general, you guys seem to have a bigger picture idea here that more balance sheets are in jeopardy. So just trying to figure out if you’re talking about 5%, 10%? What do you think is in jeopardy out there?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
We don’t know that. We just — we don’t have a clue about that. I know there are a lot of them out there that have good balance sheets and — but we believe that there are some out there that are really stretched right now.
Ken Zaslow - BMO Capital Markets — Analyst
In terms of numbers, more than the three? I’m assuming it’s more than three. Three are the ones that you know of that’s up for sale, but there’s more balance sheets that are actually stressed. Is that kind of the thinking?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
I would think so.
Ken Zaslow - BMO Capital Markets — Analyst
Okay. Joe, you always held the comment that higher beef and pork prices won’t help chicken prices because you can’t eat chicken 24 hours a day.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Well, they hadn’t. I think I said that back in December and I said it again in February and I’m sitting here and it’s not helping me right now.
Ken Zaslow - BMO Capital Markets — Analyst
Why if beef and pork prices go down would it hurt you? Would you have the same philosophy given you are probably the only one out there who actually said that, so I am actually going to listen to you this time.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO

Final Transcript
May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
I would have the same philosophy.
Ken Zaslow - BMO Capital Markets — Analyst
Okay, so even if beef and pork prices go down, that shouldn’t hurt chicken prices any more than it helped it, right?
Lampkin Butts - Sanderson Farms, Inc. — President and COO
We have always said that it helps on the margins and I think to quote Joe at your conference last week, he said, I would always rather compete against high-priced beef and pork. That’s just — we would rather compete against high price. But at the end of the day, as we’ve said, people eat a little bit of all of it. It helps on the margin. You may get more features at retail here or there.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
But the deal about getting features, you get more features, you sell features — you sell it at a feature price.
Lampkin Butts - Sanderson Farms, Inc. — President and COO
And that’s not all that great either, to me.
Ken Zaslow - BMO Capital Markets — Analyst
And any sort of new products or anything that you think is going to help the food service industry? Every now and then we hear a little bit of rumblings of some new products that are coming on in the chicken market. Substantial enough or anything substantial to actually help the food service side?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Unimportant. We need people to go back to work and that’s — I think that’s the key and we need gasoline to come down. The big deal is to get people back to work. The rest of it is — I think these — our restaurant partners have worked their behinds off and with all kind of features and $10 deals and $20 deals and they have done everything they can. And people just don’t have the money to go out to eat. You know, when they do, they are eating coffee and eating smoothies or something. They’re not eating chicken.
Ken Zaslow - BMO Capital Markets — Analyst
How much are you guys losing right now? I know you don’t want to give what you are going to lose, but I’m assuming you are losing quite a bit of money. Things are kind of pretty bad right now. Is that a fair — what would you say you guys are losing as of the month — this month? I’m assuming it’s not too great.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Well, our inventory write-down, why don’t you compare our inventory write-down this quarter to the one we did last quarter. What was our inventory write-down in the first quarter?
Mike Cockrell - Sanderson Farms, Inc. — CFO
It was $22.3 million.

Final Transcript
May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
Ken Zaslow - BMO Capital Markets — Analyst
And this was only $6 million?
Mike Cockrell - Sanderson Farms, Inc. — CFO
Yes.
Ken Zaslow - BMO Capital Markets — Analyst
So things have — so you are not losing as much as you are losing — you lost less — you are losing less now than you did last quarter?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Absolutely.
Ken Zaslow - BMO Capital Markets — Analyst
All right, and I guess my final question is obviously people don’t believe that you are actually going to hit your 2010 margins in 2012. But the question is what about 2009 or there’s never been a time you lost money two years in a row. Can you frame — if you were to lose — how long you would endure two years of losses or is there something that would prevent you from losing two years in a row? Better yet, is there — what’s the likelihood of you getting back to 2009 levels?
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
You know, the deal is that the industry — forget Sanderson — the industry cannot sustain losses like they are sustaining for a long period of time. They will — they can’t do it and you have been observing this for years and years and the industry has been losing money since November-ish and balance sheets deteriorate and losses have to stop. The only way to stop losses with $7 corn is to reduce production and get prices up. That is the rule and the law of the jungle.
Ken Zaslow - BMO Capital Markets — Analyst
That’s fair enough for me. I agree with that. Thank you very much.
Operator
Akshay Jagdale, KeyBanc Capital Markets.
Akshay Jagdale - KeyBanc Capital Markets — Analyst
In the interest of time, I can follow up off-line. I think you have answered a lot of our questions. Thank you.
Operator
Kristina McGlone, Deutsche Bank.
Christina McGlone - Deutsche Bank — Analyst

Final Transcript
May 24, 2011 / 03:00PM GMT, SAFM — Q2 2011 Sanderson Farms Inc Earnings Conference Call
I’m good as well. Thanks a lot.
Operator
With that, ladies and gentlemen, we have no further questions on our roster. Therefore, Mr. Sanderson, I will turn the conference back over to you for any closing remarks.
Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO
Thank you. Thank you for spending time with us this morning. We’ll look forward to reporting our results to you throughout the year. Thank you very much.
Operator
Ladies and gentlemen, this does conclude today’s conference. Thank you for your participation.
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